Exhibit 99.3

On November 30, 2020, Sunesis Pharmaceuticals, Inc. (“Sunesis”) and Viracta Therapeutics, Inc. (“Viracta”) hosted an investor conference call at 5:30 a.m. Eastern Time to discuss the entering into a definitive merger agreement under which Viracta will merge with a wholly-owned subsidiary of Sunesis in an all-stock transaction. The script of the conference call related to such proposed merger is set forth below:

Operator:

Ladies and gentlemen, thank you for standing by and welcome to the Sunesis Pharmaceuticals and Viracta Therapeutics joint conference call. At this time, all participant are in a listen-only mode and will remain in a listen-only mode throughout the call. Please be advised that today’s conference is being recorded. If you require any further assistance, please press *0. I would now like to hand the conference over to your speaker today, Mr. Dayton Misfeldt, Interim Chief Executive Officer of Sunesis.

Dayton Misfeldt, Interim Chief Executive Officer of Sunesis:

Thank you, Dilem. Good morning and thank you for joining us today to discuss the proposed transaction between Sunesis and Viracta. Today we will be making prepared remarks and will not be taking questions. Joining me on the call this morning is Dr. Ivor Royston, President and Chief Executive Officer of Viracta.

1

Please note, in addition to the press release issued this morning announcing the transaction, we have included a slide presentation in the webcast of today’s call to accompany today’s prepared remarks.

Please turn to Slide 2, which provides an overview of our forward-looking statements in connection with the proposed transactions and the accompanying presentation. Statements about future expectations, plans and prospects for Sunesis and Viracta, including but not limited to the ability of the parties to close the proposed merger, the ability of Viracta to close the concurrent financing and the amount of the proceeds thereof, the ability of the parties to secure stockholder approval and consummate the merger and the timing of closing, the continued listing of the shares on Nasdaq, the proceeds of the merger and the concurrent financing, the cash runway of the combined company into 2024 and the ability of Viracta to undertake certain activities and accomplish certain goals with respect to its development programs. As a result of various important factors, actual results may differ materially from these forward-looking statements. These factors are discussed in our press release issued this morning, our Form 8-K filed with the SEC this morning and Sunesis’ other SEC filings. In addition, any forward-looking statements represent our views as of today and should not be relied upon as representing our views of any subsequent date. While we might update forward-looking statements at some point in the future, unless legally required, we specifically disclaim any obligation to do so.

2

Turning to Slide 3. As outlined on the slide, please be advised to read, when available, Sunesis’ filings with the SEC, including a registration statement on Form S-4 that will contain a proxy statement, prospectus and information statement of Viracta as these documents will contain important information about the transaction and the participants’ interest in such transaction. These documents can be obtained without charge by contacting Sunesis, once these filings are complete, at the address provided on this slide, or on the SEC’s website at sec.gov.

So, turning to Slide 4, I will begin with an overview of the transaction and then turn the call over to Dr. Royston for a presentation of Viracta’s business.

Back in July, we announced the pursuit of strategic alternatives to maximize shareholder value following our decision in June 2020 not to advance our non-covalent BTK-inhibitor, vecabrutinib, into the planned Phase 2 portion of the Phase 1b/2 trial in adults with BTK inhibitor resistant relapsed/refractory CLL and other B-cell malignancies. I am delighted to report that after a thorough and extensive review of our options, the boards of both Sunesis and Viracta have agreed for the two companies to merge, creating a precision oncology company targeting virus-associated malignancies. Viracta’s lead product development program is expected to begin a registration trial in Epstein-Barr Virus, or EBV,- positive relapsed/refractory lymphomas in the first half of 2021.

3

We believe the profile of the proposed merged company provides the best path forward for both companies, positioning the combined company to deliver both near-term and long-term value for both existing Sunesis and Viracta stockholders and patients.

Under the terms of the merger agreement, stockholders of Viracta will receive newly issued shares of Sunesis common stock. Viracta stockholders are expected to own approximately 86% of the combined company and Sunesis stockholders will own approximately 14% of the combined company. The percentage of the combined company that Viracta’s stockholders will own as of the close of the transaction is subject to adjustment based on the amount of Sunesis’ net cash at the closing date, among other adjustments as described in the merger agreement. The new company will operate as Viracta Therapeutics. This merger transaction is expected to close in the first quarter of 2021. As many of you know, Ivor has been involved with the founding of several iconic companies in our industry. He has led Viracta to this exciting stage and is poised to advance the company ahead. I’d like to turn the call over to Ivor now to further elaborate on the transaction and provide an overview of Viracta. Ivor?

4

Dr. Ivor Royston, President and Chief Executive Officer of Viracta:

Thank you, Dayton. Good morning everyone and thank you for joining us. I am excited to be here today and to introduce you to Viracta Therapeutics. Before I step you through the balance of the presentation, I’d like to first thank Dayton and the entire Sunesis team for their confidence in Viracta, and I commend them for their diligence and commitment to their stockholders as part of the process.

Moving now to Slide 5 and coming back to this exciting series of transactions, last week Viracta closed a $40 million Series E Preferred Stock equity financing. This financing was led by aMoon, Israel’s leading healthtech and life sciences venture fund, with participation from LifeSci Venture Partners and existing investors, including Taiwania Capital and Latterell Venture Partners.

5

Concurrent with entering into the merger agreement with Sunesis, Viracta entered into an agreement for the sale of common stock in a private placement with a top-tier investor syndicate. This private placement was led by Biotechnology Value Fund, with participation from aMoon, Ridgeback Capital Management, Surveyor Capital, Logos Capital, Samsara Biocapital, Sectoral Asset Management, Janus Henderson Investors, LifeSci Venture Partners and Serrado Capital, as well as other institutional investors. Funding of this private placement will occur, subject to customary conditions, immediately prior to the close of the merger, which as Dayton indicated is expected to be in the first quarter of next year. Upon the close of the merger, Viracta is expected to have approximately $120 million in cash, and importantly with a cash runway that we anticipate extending into 2024.

Turning now to Slide 6, I’d like to take a moment to introduce the Viracta team. As a matter of background and as Dayton mentioned, I am the founding President and Chief Executive Officer of Viracta. I am a medical oncologist by training and have been involved with biotechnology in San Diego since its inception when I founded Hybritech, one of the first monoclonal antibody companies, which was later acquired by Eli Lilly, and then Idec Pharmaceuticals which developed the first immunotherapy for lymphoma and subsequently merged with Biogen. My career began with a strong interest in EBV and lymphoma, and early research that I did while at NIH resulted in multiple publications on EBV.

6

I am joined at Viracta by Dr. Lisa Rojkjaer, an expert in lymphoma clinical drug development. We are very fortunate to have Lisa, who joined the company here in San Diego in May of 2020, after relocating from Switzerland in the middle of the Pandemic. As well, I am joined by Dan Chevallard, our Chief Financial Officer and our Chief Scientific Officer and Scientific Founder, Dr. Douglas Faller. It is on the basis of Dr. Faller’s pioneering discovery of our novel platform that we have built Viracta, and it is rewarding to team up with Dr. Faller to apply this novel therapeutic platform to treat cancers. I’d like to take a moment to thank him for his past, present and future contributions.

Moving now to Slide 7, Viracta is a biomarker-directed, clinical stage precision oncology company focused on virus-associated malignancies. Now, 15-20% of all cancers globally are associated with a latent viral genome inside the tumor cells, where the virus is generally silent and not replicating. We are a very differentiated story, in our therapy, we target these latent viral genome to enable the killing of the tumor cells.

Now, let’s look at some of the various viruses which are involved with the cancers. As you can see here, there are a number of viruses in red, including human papillomavirus, Hepatitis and others, but our first program is focused on the virus in blue, EBV, the first virus associated with human cancer when it was found in Burkitt’s lymphoma in Africa back in the 1960’s.

7

Now, we know that this viral genome can be found in many subtypes of aggressive lymphomas throughout the world, in all ages, independent of histology and independent of cell lineage. EBV is also found in certain solid tumors as well, such as nasopharyngeal carcinoma and stomach cancer. EBV has been recognized as a Group 1 human carcinogen by the WHO, and there are over 250,000 new cases of EBV-associated cancers each year with regard to lymphoma, nasopharyngeal carcinoma and gastric carcinoma. Unfortunately, the prognosis for these cancer diagnoses is quite poor, resulting in approximately 143,000 cancer deaths each year. So if you develop an EBV cancer, you are likely to die of an EBV cancer. Furthermore, we believe EBV-associated breast cancer, especially triple-negative, and other head & neck cancers are potential areas for further investigation.

Let’s go to Slide 8, as I mentioned, our therapy is biomarker directed, and that biomarker is the EBV- encoded RNA, as detected by In Situ hybridization. This is a probe test also known as EBER-ISH, and as shown here demonstrating staining patterns for several subtypes of EBV lymphoma. This test is a well-validated, standardized test that helps to directly detect the presence of EBV in the cancer cell. Because there has been no actionable targeted therapies until our therapy entered clinical trials, this test has not been routinely used in the past.

8

In the figures at the bottom of slide 8, you can see that EBER positivity corelates with a poorer prognosis following standard of care therapy for B and T cell lymphomas. In fact, with Diffuse Large B Cell Lymphoma, or DLBCL, the most common subtype of lymphoma, it is widely viewed that these patients can be effectively treated with the standard of care, which is immuno-chemotherapy known as R-CHOP. As shown in the figure, it is true that certain DLBCL patients do respond to therapy, but when you evaluate whether or not these patients were EBV-negative or EBV-positive, it is the EBV-negative patients where you see the 70% survival beyond 10 years. If you look at those patients that were EBV-positive, all of those patients had progressed or died within 4 years following treatment with the standard of care. Similar findings were seen in T cell lymphoma and Hodgkin lymphoma, which is not shown here. This is what makes Viracta unique, as we are targeting a patient population where there is a high unmet medical need, with our all-oral, out-patient, safe and well-tolerated therapy where the standard of care is not effective. We hope to change the paradigm of how lymphoma patients are diagnosed and provide a therapy targeting EBV-positive lymphomas.

9

Slide 9 shows a simple 3-part diagram that illustrates our mechanism of action. Our combination product is an elegant approach, using a low-dose of our oral proprietary epigenetic drug, nanatinostat, or Nstat for short, to target the EBV genome and induce the expression of certain viral genes. These viral genes then activate the oral antiviral, valganciclovir, which disrupts the DNA replication cycle, resulting in chain termination and killing of the tumor cells by inducing apoptosis, also known as programmed cell death. This type of killing can be considered a form of synthetic lethality, where neither drug alone would be as effective in killing the tumor cells, but together the two drugs are lethal to the tumor cells.

Our pipeline is depicted on Slide 10, with our lead program in EBV-positive lymphoma currently in Phase 2 and expected to move into a registrational study in the first half of 2021. We have received FDA Fast Track designation for the treatment of relapsed/refractory EBV-positive lymphoid malignancies and FDA orphan drug designation for multiple indications related to our target treatment population. Also in 2021, we plan to initiate a new clinical program in recurrent EBV-associated solid tumors.

Before I conclude, I’d like to summarize and highlight a few key points, which are on Slide 11. Our therapy is targeting EBV-positive cancers, which are orphan disease and have a high unmet need. Early data from our lead program was presented in an oral session at the 2019 Annual Meeting of the American Society of Hematology, known as ASH, where we demonstrated a compelling objective response rate and complete response rate in our Phase 1b study of advanced relapsed or refractory disease, and also determined a recommended Phase 2 dose that we have carried on in the clinical. We look forward to providing a further update later this week in our ASH 2020 meeting, which will take place on December 5th.

10

We have had multiple and recent productive FDA interactions, including a recently concluded End of Phase 2 Type B meeting, which provided important alignment with the FDA for our registration trial that we plan to initiate in 2021, and we believe the trial could lead to an accelerated approval for relapsed or refractory EBV-positive lymphomas. We have multiple important milestones occurring in 2021 and the proposed merger with Sunesis will enable Viracta to be well-positioned to execute on its future plans.

To conclude, I could not be more pleased to lead Viracta during this exciting time. I look forward to applying my more than 30 years of experience in biotechnology and advancing transformative science to solving major unmet medical needs in oncology, as well as working closely with our experienced and dedicated leadership team to take Viracta through its next stages of clinical and corporate growth to drive shareholder value.

11

Thank you for your time today. We will communicate further details in the registration statement on Form S-4 that Sunesis is expected to file in the near future. And I’ll now turn the call back over to Dayton for closing remarks. Dayton?

Dayton Misfeldt, Interim Chief Executive Officer of Sunesis:

Thank you, Ivor. We share your enthusiasm and are excited about the opportunity to deliver value to Sunesis and Viracta stockholders with this merger, as well as address unmet clinical needs for patients. Thank you everyone for joining today.

Operator:

Ladies and gentlemen, this concludes today’s conference call. Thank you for participating. You may now disconnect.

12